Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Mountain Crest Acquisition Corp. II of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Mountain Crest Acquisition Corp. II following the consummation of the business combination, which will be renamed Better Therapeutics, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 23, 2021

Name: Geoffrey Parker

/s/ Geoffrey Parker
Signature